For Immediate Release

Contact: Hannah Burns (212)272-2395
         Amy Morgan   (212)272-4418



           THE BEAR STEARNS COMPANIES INC. ANNOUNCES
                         RECORD YEAR;
              REPORTS RESULTS FOR FOURTH QUARTER


New York, New York -- July 26, 1994 -- The Bear Stearns Companies Inc. (NYSE:BSC) announced today earnings for the company's fiscal year and for its fourth quarter ended June 30, 1994. The company reported record earnings for fiscal 1994 despite difficult conditions impacting the fourth quarter results.

       Net income for the fiscal year ended June 30, 1994 was $387.0 million, an increase of 7% from the $362.4 million earned during the twelve months ended June 30, 1993. Earnings per share for fiscal 1994 were $2.89, versus $2.86 last year. Revenues, net of interest expense, for the fiscal year ended June 30, 1994 were $2.4 billion, versus $2.1 billion last year.

       Net income for the fourth quarter of fiscal 1994 fell 74% to $32.4 million, or 21 cents per share, versus $124.8 million, or 97 cents per share for the comparable quarter last year. Revenues, net of interest expense, for the fourth quarter ended June 30, 1994 were $429.9 million, versus $679.9 million for the fourth quarter a year ago.

       The company said that lower results for the fourth quarter reflected the difficult operating environment and uncertain interest rate levels. Both principal transactions and investment banking revenues were down from the fourth quarter of fiscal 1993. Commission revenues increased slightly from the fourth quarter of fiscal 1993, attributable to increased clearance, futures and institutional activity.

       Commenting on the results for the fiscal year and fourth quarter, President and Chief Executive Officer James E. Cayne said "We are very proud of the high level of performance of all our associates during the difficult operating environment late in the year. Despite the challenges of unsettled equity and fixed income markets, we achieved our second consecutive record year with a pre-tax return on equity of 38.7%."

       "Our correspondent clearing business remains robust and was a significant contributor to the record results for the year. In contrast to the volatile conditions that confronted other segments of our business during the fourth quarter, this area provided tremendous stability."

       "We continue to invest in Bear Stearns' future. Domestic and international expansion remains a priority with the goal of further enhancing the firm's powerful franchise. The synergy and growth of the company has led to a third consecutive record year in investment banking where revenues increased 41% from fiscal 1993. Commission revenues were also at a record high, up 15% from fiscal 1993, primarily due to increased activity."

       The Bear Stearns Companies Inc. (NYSE;BSC) is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm, serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,300 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, DC; and an international presence in Beijung, Bueneos Aires, Franfurt, Geneva, Hong Kong, Karachi, London, Madrid, Manila, Paris, Sao Paulo, Shanghai, and Tokyo. As of June 30, 1994, total capital, including stockholders' equity and long-term borrowings, was $5.7 billion. Book value as of June 30, 1994 was $14.25 per share, based on 128,891,843 shares outstanding.



                               THE BEAR STEARNS COMPANIES INC.
                              CONSOLIDATED STATEMENTS OF INCOME


                                           Three Months Ended              Fiscal Year Ended
                                               (Unaudited)             (Unaudited)
                                        June 30,          June 30,     June 30,        June 30,
                                          1994             1993(1)       1994            1993(1)
                                                     (In thousands, except per share data)
Revenues
   Commissions                       $    124,331     $    118,001   $   482,988   $    421,090
   Principal transactions                 127,702          360,064     1,131,914      1,156,816
   Investment banking                      94,045          136,240       493,739        349,736
   Interest and dividends                 415,663          264,101     1,304,392        909,809
   Other income                             8,452            5,086        28,039         15,734
     Total revenues                       770,193          883,492     3,441,072      2,853,185
   Interest expense                       340,273          203,600     1,020,055        710,086
   Revenues, net of
     interest expense                     429,920          679,892     2,421,017      2,143,099

Non-interest expenses
   Employee compensation
    and benefits                          237,219          311,888      1,227,061     1,037,099
   Floor brokerage, exchange
    and clearance fees                     28,263           25,315         98,592        85,693
   Communications                          21,089           15,738         75,406        59,705
   Occupancy                               19,992           17,361         76,317        69,818
   Depreciation and
    amortization                           13,063           10,595         47,984        41,234
   Advertising and market
    development                            17,824           13,830         52,693        43,718
   Data processing and
    equipment                               6,683            6,720         27,404        27,051
   Other expenses                          49,392           66,871        172,761       164,383
     Total non-interest
      expenses                            393,525          468,318      1,778,218     1,528,701

Income before provision
   for income taxes                        36,395          211,574        642,799       614,398
Provision for income taxes                  3,996           86,793        255,834       251,951

Net income                           $     32,399     $    124,781   $    386,965  $    362,447

Net income applicable to
   common shares                     $     26,183     $    120,274   $    362,592  $    355,696

Earnings per share                   $       0.21     $        .97   $       2.89  $       2.86

Weighted average common
   and common equivalent
   shares outstanding                 124,585,745      122,993,386    128,051,286   125,797,870

Cash dividends declared
   per common share                  $       0.15     $       0.15   $       0.15  $       0.15


<F1>
(1) Restated to conform prior period amounts to current period's presentation.